Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BioLife Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	2,000,000	(2)	$24.66	(3)	$47,260,000	0.0000927	$4,572
Equity	Common Stock	Other	6,500,000	(4)	N/A		N/A	N/A	N/A
Equity	Common Stock	Other	665,105	(5)	N/A		N/A	N/A	N/A
Equity	Common Stock	Other	7,142	(6)	N/A		N/A	N/A	N/A
Total Offering Amounts							N/A		$4,572
Total Fee Offsets									$—
Net Fee Due									$4,572

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant's common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock. In addition, this Registration Statement covers the resale by certain selling stockholders named in the prospectus included in and filed with this Registration Statement of certain of the shares of Registrant’s common stock subject to this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3).

(2)

Shares of common stock issuable pursuant to the BioLife Solutions, Inc. Second Amended & Restated 2013 Performance Incentive Plan (the “Plan”). The proposed maximum offering price per share and registration fee were calculated in accordance with Rule 457(c) based on the average of the high and low prices reported in the consolidated reporting system within 5 business days prior to the date of filing the Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $24.66, the average of the high and low sales price of a share of Common Stock as reported on Nasdaq on September 7, 2022.

(4)

Shares of common stock issuable pursuant to the Plan have been previously registered on registration statements on Form S-8 (File Nos. 333-205101, 333-222437 and 333-258827). As described in more detail in the Explanatory Note, pursuant to Rule 429 under the Securities Act this Registration Statement is deemed to be a post-effective amendment to the Registrant’s registration statements on Form S-8 (File Nos. 333-205101, 333-222437 and 333-258827).

(5)

Shares of common stock issuable pursuant to the BioLife Solutions, Inc. Form of Non-Plan Stock Option Agreement have been previously registered on a registration statement on Form S-8 (File No. 333-189551). As described in more detail in the Explanatory Note, pursuant to Rule 429 under the Securities Act this Registration Statement is deemed to be a post-effective amendment to the Registrant’s registration statement on Form S-8 (File No. 333-189551).

(6)

Shares of common stock issuable pursuant to the BioLife Solutions, Inc. 1998 Stock Option Plan, as amended, have been previously registered on a registration statement on Form S-8 (File No. 333-189551). As described in more detail in the Explanatory Note, pursuant to Rule 429 under the Securities Act this Registration Statement is deemed to be a post-effective amendment to the Registrant’s registration statement on Form S-8 (File No. 333-189551).

Statement is deemed to be a post-effective amendment to the Registrant’s registration statement on Form S-8 (File No. 333-189551).